4Front Ventures Announces Conference Participation for April 2021

PHOENIX, April 5, 2021 /CNW/ - 4Front Ventures Corp. (CSE: FFNT) (OTCQX: FFNTF) ("4Front" or the "Company"), a national multi-state cannabis operator and retailer, with a market advantage in mass-produced, low-cost quality branded cannabis products, today announces that its executive team will participate in the following conferences in April 2021:

ROTH Virtual Golden Cannabis Day, April 7, 2021: Management will participate in one-on-one meetings.

PI Financial Golden State Green: Going Deep into the California Cannabis, April 14, 2021: Leo Gontmakher, Chief Executive Officer, will be presenting. For more details and to register click here.

About 4Front Ventures Corp.
4Front (CSE: FFNT) (OTCQX: FFNTF) is a national multi-state cannabis operator and retailer, with a market advantage in mass-produced, low-cost quality branded cannabis products. 4Front manufactures and distributes a portfolio of over 25 cannabis brands including Marmas, Crystal Clear, Funky Monkey, Pebbles, and the Pure Ratios wellness collection, distributed through retail outlets and their chain of strategically positioned Mission branded dispensaries. Headquartered in Phoenix, Arizona, 4Front has operations in Illinois, Massachusetts, California, Michigan, and Washington state. From plant genetics to the cannabis retail experience, 4Front's team applies expertise across the entire cannabis value chain. For more information, visit 4Front's website www.4frontventures.com.

This news release was prepared by management of 4Front Ventures, which takes full responsibility for its contents. The Canadian Securities Exchange ("CSE") has not reviewed and does not accept responsibility for the adequacy of this news release. Neither the CSE nor its Regulation Services Provider (as that term is defined in the policies of the CSE) accepts responsibility for the adequacy or accuracy of this release.

This news release does not constitute an offer to sell or a solicitation of an offer to sell any of the securities in the United States. The securities have not been and will not be registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act") or any state securities laws and may not be offered or sold within the United States or to U.S. Persons unless registered under the U.S. Securities Act and applicable state securities laws or an exemption from such registration is available.

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SOURCE 4Front

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%CIK: 0001627883

For further information: 4Front Investor Contacts, Andrew Thut, Chief Investment Officer, IR@4frontventures.com, 602-633-3067; Phil Carlson / Elizabeth Barker, 4FrontIR@kcsa.com, 212-896-1233 / 212-896-1203; 4Front Media Contacts, Anne Donohoe / Nick Opich, KCSA Strategic Communications, adonohoe@kcsa.com / nopich@kcsa.com, 212-896-1265 / 212-896-1206

CO: 4Front

CNW 08:30e 05-APR-21